Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Kiora Pharmaceuticals, Inc. on Form S-1 (No. 333-264641) to be filed on or about July 13, 2022 of our report dated April 15, 2022, except for the effects of the restatement discussed in Note 2 to the financial statements, as to which the date is July 6, 2022, on our audit of the financial statements as of December 31, 2021 and 2020 and for each of the years then ended, which report was included in the Annual Report on Form 10-K/A filed July 7, 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement on Form S-1.

/s/ EISNERAMPER LLP

EISNERAMPER LLP

Iselin, New Jersey

July 13, 2022